Exhibit 99.1

LightPath Technologies, Inc. Announces Common Stock Sale

to Raise $1.9 Million of Additional Equity Capital

For Immediate Release

(February 24, 2004) ORLANDO, FL LightPath Technologies, Inc. (NASDAQ: LPTH) announced that it has completed a $1.95 million sale of newly-issued common stock to a group of private investors. A total of 550,000 shares of common stock were sold at $3.55 per share to the new investors, who also received warrants for the future purchase of 110,000 shares of the Company’s common stock at $4.30 per share. The net proceeds to the Company, after estimated expenses, will be approximately $1.89 million. No placement agent was utilized by the Company for this transaction.

Neither the shares purchased in this private placement nor the shares issuable upon exercise of the warrant have been registered under the Securities Act of 1933, and may not be offered or sold absent registration or an applicable exemption from registration.

The addition of the net proceeds of the offering to the Company’s cash resources and stockholders’ equity will assist our efforts to make the necessary working capital and equipment expenditures to support the growth of the business, which is necessary to reach a status of positive cash flow from operations and profitability. Additionally, it will assist the Company in its presentation to Nasdaq concerning compliance with the National Market listing standard of a minimum stockholders’ equity of $10 million. As previously reported by the Company, our stockholders’ equity at December 31, 2003, was $8,158,000 and with the recent litigation settlement in favor of the Company resulting in over $700,000 of income and this investment, our pro-forma December 31, 2003 stockholders’ equity, without considering the current, uncompleted quarter’s results, is approximately $10.8 million.

Ken Brizel, President & CEO of LightPath, said “I’m very pleased that this group of investors sees the same kind of prospect and opportunity in LightPath that myself and our Board does. We will employ this capital to realize our potential and accelerate our prospects for increased profitability and positive cash flow.”

About LightPath: LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq National Market under the stock symbol LPTH.

Contacts:	Ken Brizel, President & CEO, or Monty Allen, CFO
LightPath Technologies, Inc. (407) 382-4003; Internet: www.lightpath.com

This news release includes statements which constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission.

—END—